UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
ACT OF 1934

Date of Report (Date of earliest event reported):  December 20, 2007

UNITED STATIONERS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-10653	36-3141189
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

One Parkway North Boulevard
Suite 100
Deerfield, Illinois	60015-2559
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (847) 627-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

United Stationers Inc.

Item 1.01           Entry Into a Material Definitive Agreement.

On December 21, 2007, the Registrant and United Stationers Supply Co., a wholly-owned subsidiary of the Registrant (“USSC”), entered into Amendment No. 1 to the Second Amended and Restated Credit Agreement (as amended, the “Amended Credit Agreement”) with PNC Bank, National Association and U.S. Bank National Association, as Syndication Agents, KeyBank National Association and LaSalle Bank, National Association, as Documentation Agents, and JPMorgan Chase Bank, National Association, as Agent. The Amended Credit Agreement modifies the existing Second Amended and Restated Five-Year Revolving Credit Agreement, dated July 5, 2007, which modified the Amended and Restated Five-Year Revolving Credit Agreement entered into on October 12, 2005, as amended on November 10, 2006.

The Amended Credit Agreement provides for a term loan in the principal amount of $200 million in addition to the existing revolving credit facility which has a committed principal amount of $425 million. The term loan matures on July 5, 2012 coterminous with the maturity date of the existing revolving credit facility. Interest on the term loan is based on the three-month London Interbank Offered Rate plus an interest margin based upon the Registrant’s leverage ratio.

Item 2.01                               Completion of Acquisition or Disposition of Assets.

On December 21, 2007, USSC completed the purchase of 100% of the outstanding shares of ORS Nasco Holding, Inc. (“ORS Nasco”) from an affiliate of Brazos Private Equity Partners, LLC of Dallas, Texas, and other shareholders.  ORS Nasco is a wholesale distributor of industrial supplies that sells to independent distributors, offering approximately 200,000 branded and private label products from over 600 manufacturers. ORS Nasco sells to more than 10,000 independent distributors in multiple channels, including industrial, MRO (maintenance, repair and operations), safety, construction, welding, and oilfield services.  It serves a diverse customer base through eight distribution centers located throughout the United States, and is headquartered in Muskogee, Oklahoma.

The all-cash purchase price was approximately $178 million plus $6.5 million related to future tax benefits to the Registrant primarily as a result of the exercise of ORS Nasco stock options.  The acquisition was financed through the addition of a $200 million term loan pursuant to the Amended Credit Agreement described under Item 1.01 above.  As a result of the completion of the acquisition, ORS Nasco and its subsidiaries will be guarantors under the Amended Credit Agreement and substantially all of their assets will be pledged as collateral for the benefit of the lenders thereunder.

Item 2.03                               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 20, 2007, USSC entered into an interest rate swap transaction (the “Swap Transaction”) with KeyBank National Association as the counterparty.  USSC entered into the Swap Transaction to mitigate USSC’s floating rate risk on the $200 million term loan entered into pursuant to the Amended Credit Agreement. Under the terms of the Swap Transaction, USSC is required to make quarterly fixed rate payments to the counterparty calculated based on a notional amount of $200 million at a fixed rate of 4.075%, while the counterparty is obligated to make quarterly floating rate payments to USSC based on the three-month London Interbank Offered Rate on the same referenced notional amount. The Swap Transaction has an effective date of December 21, 2007 and a termination date of June 21, 2012.  The Swap Transaction effectively fixes the interest rate under the term loan at 4.075% plus the applicable interest margin based on the Registrant’s leverage ratio. Notwithstanding the terms of the Swap Transaction, USSC is ultimately obligated for all amounts due and payable under the term loan.

The information under Item 1.01 regarding the Amended Credit Agreement is incorporated herein by reference.

Item 9.01           Financial Statements and Exhibits

The following are filed as exhibits:

2.1                     Stock Purchase Agreement, dated as of November 14, 2007, among ORS Nasco Holdings, Inc., United Stationers Supply Co., the shareholders of ORS Nasco Holding, Inc. parties thereto and Brazos Equity GP II, LLC, as representative.  The Registrant will furnish supplementally a copy of any omitted schedule to the Commission upon request.

10.1               Amendment No. 1, dated December 21, 2007, to Second Amended and Restated Five-Year Revolving Credit Agreement, dated July 5, 2007, among United Stationers Supply Co., as borrower, United Stationers Inc., as a credit party, JPMorgan Chase Bank, National Association, in its capacity as agent, and the financial institutions listed on the signature pages thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNITED STATIONERS INC.
(Registrant)

Dated: December 28, 2007	/s/ Victoria J. Reich
Victoria J. Reich
Senior Vice President and Chief Financial Officer

UNITED STATIONERS INC.

EXHIBIT INDEX TO CURRENT REPORT ON FORM 8-K

DATED DECEMBER 20, 2007

Exhibit No.	Description

2.1                                 Stock Purchase Agreement, dated as of November 14, 2007, among ORS Nasco Holdings, Inc., United Stationers Supply Co., the shareholders of ORS Nasco Holding, Inc. parties thereto and Brazos Equity GP II, LLC, as representative.

10.1                           Amendment No. 1, dated December 21, 2007, to Second Amended and Restated Five-Year Revolving Credit Agreement, dated July 5, 2007, among United Stationers Supply Co., as borrower, United Stationers Inc., as a credit party, JPMorgan Chase Bank, National Association, in its capacity as agent, and the financial institutions listed on the signature pages thereof.